Exhibit 99.1

Contacts:

Vincent J. Milano

Vice President, Chief Operating Officer,

Chief Financial Officer and Treasurer

VIROPHARMA INCORPORATED

Phone (610) 321-6225

Will Roberts

Director, Corporate Communications

VIROPHARMA INCORPORATED

Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports Second Quarter and Six-Month 2006

Financial Results

- Company Achieves Record Net Sales; Reiterates Guidance for 2006 -

Exton, PA, August 2, 2006 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the second quarter and six-months ended June 30, 2006.

Operational highlights for the second quarter include:

Vancocin®:

•	Net sales of Vancocin grew to a record $43.8 million;

•	Record prescriptions for Vancocin grew 19 percent over second quarter of 2005, as estimated by IMS;

•	Acquired inventory data to assist validation of wholesaler inventory estimates;

•	Legal and scientific supplements filed to Vancocin Citizens Petition with U.S. Food and Drug Administration’s (FDA) Office of Generic Drugs;

Clinical Pipeline:

•	Worked with FDA toward finalizing a clinical protocol for the maribavir Phase 3 program;

•	Patient dosing continued in HCV-796 Phase 1b combination study with pegylated interferon;

•	Promising HCV-796 monotherapy data presented at 2006 meetings of the European Association for the Study of the Liver (EASL) and Digestive Disease Week (DDW);

Financial:

•	Cash, cash equivalents and short term investments grew to $176 million;

•	Achieved working capital of $197 million;

•	Selected to join Russell 3000 and NASDAQ Global Select Market;

Net sales of Vancocin® were $43.8 million for the second quarter of 2006 and $73.1 million for the first six months of 2006, as compared to $28.8 million and $49.9 million in the respective 2005 periods.

Operating income in the second quarter and six-months ended June 30, 2006 was $25.8 million and $39.3 million, respectively, compared to $18.7 million and $36.1 million in the second quarter and six months of 2005, respectively. Operating income increased primarily due to the increases in gross margin related to sales of Vancocin, partially offset by increased operating expenses, including share-based compensation. In addition, 2006 does not include any license fee revenue, whereas the six months of 2005 included $6.0 million of license fee revenue.

“The second quarter of 2006 was a very strong financial quarter for the company,” commented Michel de Rosen, ViroPharma’s chief executive officer. “The quarter was marked by record net product sales of Vancocin and record single-quarter prescriptions, which gives us confidence in reiterating our 2006 full year net sales guidance for the product of $160 to $170 million.”

Continued de Rosen, “In addition to our strong fiscal results, we made important strides in our business. We made significant progress in the development of maribavir and HCV-796, strengthened our wholesaler inventory estimation process, and most notably submitted two very important documents to supplement our citizen’s petition opposing the FDA’s Office of Generic Drugs’ recommendation that generic versions of Vancocin, a locally acting GI drug, may be able to be approved only on the basis of in vitro data and in the absence of any human clinical data.”

The application of SFAS 123R, “Share-based Payments,” resulted in $1.1 million and $2.0 million of operating expense for the second quarter and six-months ended June 30, 2006, excluding the impact of income taxes. For the second quarter and six-months ended June 30, 2006, the impact is $0.02 and $0.03 per share, respectively, to basic and diluted earnings per share.

Net income in the second quarter and six-months ended June 30, 2006 was $17.2 million and $25.4 million, respectively, compared to a net income of $5.0 million and $22.4 million for the same periods in 2005. Net income per share for the quarter ended June 30, 2006 was $0.25 per share, basic and diluted, compared to a net income of $0.15 per share, basic, and $0.11 per share, diluted, for the same period in 2005. Net income per share for the six-months ended June 30, 2006 was $0.37 per share, basic, and $0.36 per share, diluted, compared to a net income of $0.75 per share, basic, and $0.44 per share, diluted, for the same period in 2005.

The primary drivers of the improved net income were the effects of higher operating income discussed above, lower debt-related expenses, and higher interest income, which were offset by increased income tax expense.

Operating Highlights

During the three and six months ended June 30, 2006, net sales of Vancocin increased 52.0% and 46.5%, respectively, compared to the same periods in 2005 primarily due to the impact of price increases. We believe, based upon data reported by IMS Health Incorporated, that prescriptions during the three and six months ended June 30, 2006 exceeded prescriptions in the 2005 periods by 18.6% and 27.4%, respectively. The Company’s unit sales during the three months ended June 30, 2006 increased slightly over the 2005 period, while the Company’s unit sales during the six months ended June 30, 2006 decreased slightly as compared to the 2005 period. Unit sales in both comparative periods include a decrease in wholesalers’ inventory levels during the first four months of 2006, as compared to the 2005 periods where wholesalers’ inventory levels increased.

The gross margin rate (net product sales less cost of sales as a percent of net product sales) for Vancocin was relatively consistent for all periods, with approximately 85% in the second quarter of 2006 and 2005 and approximately 83.5% in the six months ended June 30, 2006 and 2005.

The total costs and expenses associated with operating income were $18.1 million and $10.3 million, for the second quarter of 2006 and 2005, respectively, and $34.1 million and $20.1 million, for the six months of 2006 and 2005, respectively.

The Company recorded $10.6 million of income tax expense in the second quarter of 2006 and $16.1 million for the first six months of 2006, which is based on a combined federal and state estimated annual effective tax rate of 38.7% in the six month period ending June 30, 2006.

Regarding additional payments due to Lilly in connection with the Vancocin acquisition, net sales as of June 30, 2006 exceeded the maximum milestone threshold of $65.0 million. As a result, the Company recorded additional purchase price of $6.6 million to intangible assets in June 2006 and established a corresponding liability to be paid in the third quarter of 2006. No purchase price consideration will be due to Lilly relating to net sales occurring in the remainder of 2006.

Working Capital Highlights

As of June 30, 2006, ViroPharma’s working capital was approximately $197 million, which represents a $30 million increase from December 31, 2005.

Looking ahead in 2006

ViroPharma is commenting upon previously announced guidance for the year 2006 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2006, ViroPharma expects the following:

•	Net product sales are expected to be $160 to $170 million, representing growth of 27 percent to 35 percent over 2005;

•	Operating income (without the SFAS 123R impact) is expected to grow 10 percent to 20 percent over 2005;

•	SFAS 123R impact to operating income in the range of $4.5 to $5.5 million is not reflected in operating income growth above. Operating income growth including the impact of SFAS 123R is expected to grow 4 percent to 15 percent over 2005.

Non-GAAP Disclosures

This press release includes non-GAAP financial information as the Company’s projected operating income growth rate has been presented including and excluding the effect of stock option expense resulting from the application of SFAS 123R. The Company believes that it is appropriate to present this supplemental information as, effective January 1, 2006, the Company adopted SFAS 123R, which requires companies to prospectively measure all employee share-based compensation awards using a fair value method and recognize compensation costs in its financial statements. Prior to fiscal year 2006, all financial results and guidance issued by the Company had not included the impact of expenses from such compensation. The Company believes that presenting its operating income growth rate in this release both with and without the impact of such expenses will allow investors to better understand the Company’s financial results and how such results compare with the Company’s prior results and current guidance.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on August 2, 2006 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (800) 391-2548 (domestic) and (302) 709-8328 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until August 16, 2006.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including the Company’s financial guidance for 2006. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin, approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product, and difficulties encountered in qualifying a third party supply chain;

•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;

•	regulatory action by the FDA and other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed;

•	decrease in the sensitivity of the relevant bacteria to Vancocin;

•	changes in terms required by wholesalers, including fee-for-service contracts;

•	the timing and results of anticipated events in the Company’s CMV and HCV programs;

•	the timing of potential business development activities related to the Company’s efforts to expand its current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products; and

•	the utilization of tax carryforwards, which can be limited based upon future earnings or events.

These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the period ended March 31, 2006 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Statements of Operations: (in thousands, except per share data)	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenue:
Net product sales	$43,825	$28,824	$73,058	$49,879
Milestone, license fee and other revenue	141	141	282	6,282

Revenue	43,966	28,965	73,340	56,161

Costs and Expenses:
Cost of sales	6,424	4,430	12,098	8,044
Research and development	4,047	2,399	8,121	5,160
Marketing, general and administrative	5,942	2,184	10,848	4,449
Intangible amortization and acquisition of technology rights	1,711	1,246	2,986	2,416

Total costs and expenses	18,124	10,259	34,053	20,069

Operating income	25,842	18,706	39,287	36,092

Change in fair value of derivative liability	—	(7,602)	—	(4,044)
Net gain (loss) on bond redemption	—	1,163	(1,127)	1,163
Interest income	1,935	317	4,157	525
Interest expense	—	(3,790)	(865)	(7,568)

Income before income tax expense	27,777	8,794	41,452	26,168
Income tax expense	10,574	3,813	16,061	3,813

Net income	$17,203	$4,981	$25,391	$22,355

Basic net income per share	$0.25	$0.15	$0.37	$0.75

Diluted net income per share	$0.25	$0.11	$0.36	$0.44

Shares used in computing net income per share amounts
Basic	68,579	32,579	68,572	29,873

Diluted	69,776	57,553	70,092	56,934

Consolidated Balance Sheets: (in thousands)	June 30, 2006	December 31, 2005
Cash, cash equivalents and short-term investments	$176,000	$233,413
Working capital	196,738	166,666
Total assets	374,003	435,525
Total stockholders' equity	354,793	326,977